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                              [PULASKI LETTERHEAD]


FOR IMMEDIATE RELEASE

            PULASKI FINANCIAL REPORTS RECORD Q4, FISCAL 2003 RESULTS

                o        FISCAL 2003 EPS INCREASES 36% TO RECORD $1.01
                o        FOURTH-QUARTER DILUTED EPS UP 20% TO $0.24
                o        RETURN ON EQUITY CLIMBS TO 16% IN 2003
                o        NON-INTEREST INCOME FUELS EARNINGS GROWTH
                o DEMAND DEPOSIT AND PASSBOOK ACCOUNTS INCREASE 37% TO $132 MILLION

ST. LOUIS, OCTOBER 28, 2003--Pulaski Financial Corp. (Nasdaq: PULB) today reported fourth-quarter net income increased nearly 20 percent to $1.4 million, or $0.24 per diluted share, from $1.1 million, or $0.20 per diluted share a year earlier. Results and share figures for prior periods have been adjusted to account for a two-for-one stock split completed in July.

Net income for the year ended September 30, 2003, reached a record $5.8 million, or $1.01 per diluted share, from $4.2 million, or $0.74 per diluted share, the prior year. Return on equity for the year rose to 16.4 percent from 13.2 percent a year earlier.

"The business model we've built on over the past five years--with a strategic focus on expanding non-interest income--has enabled us to post substantially higher revenue and earnings numbers," said William A. Donius, chairman, president and chief executive officer. "The 60 percent surge in non-interest income to $11.6 million in fiscal 2003 was a key contributor to our increased earnings as well as continuing improvements in both the size and quality of our balance sheet. We also benefited from a 56 percent increase in deposits to $313.6 million, including a $35 million increase in demand deposits."

Mortgage revenues nearly doubled to $2.3 million in the fourth quarter and climbed 87 percent for the year to $8.5 million. Retail banking fees rose modestly for the quarter to $497,000 and increased 10 percent for the year to $1.9 million.

"ANOTHER RECORD YEAR"

"Fiscal 2003 was another record year, virtually across the board," Donius said. "Total residential mortgage loan originations rose to $1.6 billion, up about 96 percent from $838 million in 2002, the result of our aggressive sales strategy in a low interest-rate environment. Our continued focus on non-interest income from retail banking fees and mortgage revenues drove the total of these two sources to $10.4 million, up 66 percent over fiscal 2002."

Net interest income before loss provision for the September 2003 quarter increased 33 percent to $3.6 million from $2.7 million a year earlier. Interest on deposits and borrowings declined 13 percent as a result of the general decline in interest rates over

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the prior year.  For the year,  net interest  income before loan loss  provision increased 34 percent to $13.5 million compared with $10.0 million for the prior year.

RECORD RESULTS FACILITATE STEPS TO ENHANCE FUTURE EARNINGS

"Given our strong operating results, we took steps to better position the company for fiscal 2004 and beyond," Donius said. "During the year, Pulaski retired $10 million in long-term advances from the Federal Home Loan Bank, accelerated contributions to the Employee Stock Ownership Plan and terminated the defined benefits plan, all of which will reduce expenses in future periods."

During the year, Pulaski recorded $612,000 in expenses related to retiring Federal Home Loan Bank advances. The release of additional ESOP shares resulted in an additional $110,000 in compensation expense for the quarter and $513,000 for the year. The bank also recorded an expense of $159,000 during the second quarter in connection with termination of the defined benefits plan.

STRONG GROWTH PROSPECTS

Donius added that he sees plenty of room for growth in originating mortgages for home purchases. He noted that Pulaski is the leading residential mortgage originator in the St. Louis area and already among the top 10 in Kansas City, where Pulaski opened a lending office last year. He added that both markets are highly fragmented, and the bank could make substantial gains by capturing additional market share.

"We also had exceptional success in executing our strategy of increasing closings on Home Equity Lines of Credit, which grew 61 percent to $89.3 million in fiscal 2003 from $55.4 million a year earlier," Donius said. "That growth occurred despite our sale of $13 million in home equity balances to another financial institution for an after-tax gain of $237,000. We will continue a strong marketing push for the home equity product, including our policy of offering it to qualified homebuyers at the time of closing on their first mortgages."

Donius said the bank also anticipates additional growth from last month's acquisition of a full-service branch location in Kansas City. That acquisition, which included $30.5 million in deposits with $9.2 million in demand deposits, marked Pulaski's first retail banking presence in the market.

"We also expect to benefit from the expected slowdown in mortgage refinancing," Donius said. "While that may mean a reduction in mortgage fees from refinancings, it also means a corresponding decrease in prepayments on loans in our portfolio. That, in turn, should result in additional income and improved margins as our asset base increases."

SHARE REPURCHASE CONTINUES

During the quarter, Pulaski repurchased 87,900 shares of its stock at an average cost of $14.67. Through September 30, 2003, the company has repurchased 3.1 million

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shares--approximately  40 percent of the shares  outstanding  at the time of the initial public offering on December 2, 1998--at an average price of $6.61 per share.

ADJUSTING STRATEGY FOR FUTURE

"Along with the growth we expect in residential mortgage lending, we also anticipate further growth in commercial lending operations," Donius said. "Over the past two years we have gradually developed and built a commercial lending operation that grew to a portfolio of about $15 million at fiscal year end.

"We now intend to accelerate growth in those operations, as evidenced by the recent hiring of Brian Bjorkman, a well-established and highly respected commercial lending officer, as Pulaski's president of commercial lending," Donius said. "Brian shares our philosophy of employing first-rate customer service coupled with prudent management in growing a portfolio. His 10 years of experience in commercial lending in the St. Louis area makes him ideally suited to further develop what we expect to become an increasingly strong contributor to our results.

"Overall, we look forward to another strong year in fiscal 2004," Donius said.

Management will host a conference call today to discuss fourth-quarter and year-end results beginning at 11 a.m. EST. The dial-in number is 201-689-8037. The conference also will be simultaneously webcast at http://www.viavid.net/detailpage.aspx?sid=00001760 and will be archived for three months. A telephone replay of the conference call will be available until November 11 at 201-612-7415, using account number 3055 and conference I.D. 79779.

Pulaski Financial Corp. operating in its 81st year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis and Kansas City metropolitan areas. The bank offers a full line of quality retail banking products through seven full-service offices. The company's website can be accessed at www.pulaskibankstl.com.

STATEMENTS IN THIS NEWS RELEASE, WHICH ARE NOT HISTORICAL FACTS, ARE FORWARD-LOOKING STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS, WHICH CONTAIN THE WORDS "EXPECTS", "INTENDS," "ANTICIPATES" AND WORDS OF SIMILAR IMPORT, ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES DISCLOSED FROM TIME TO TIME IN DOCUMENTS THE COMPANY FILES WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE RESULTS CURRENTLY ANTICIPATED. UNDUE RELIANCE SHOULD NOT BE PLACED ON SUCH FORWARD-LOOKING STATEMENTS.

FOR ADDITIONAL INFORMATION CONTACT:

William A. Donius, President & CEO          Karl Plath or Brien Gately
Pulaski Financial Corp.                     The Investor Relations Company
(314) 878-2210 Ext. 3610                    (847) 296-4200

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                             PULASKI FINANCIAL CORP.
                   UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                               At Sept 30,                     At Sept 30,
                                                        ------------------               -----------------
                                                                      2003                            2002
                                                                      ----                            ----
                                                           (in thousands)                  (in thousands)
SELECTED BALANCE SHEET  DATA:
Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . $ 401,403                      $ 369,247
Loans receivable, net. . . . . . . . . . . . . . . . . . . . . .   276,894                        227,581
Loans held for sale, net . . . . . . . . . . . . . . . . . . . .    61,124                         97,174
Investment securities . . . . . . . . . . . . . . . . . . . . .      8,162                          4,876
Mortgage-backed & related securities . . . . . . . . . . . . . .     8,861                          7,482
Cash and cash equivalents . . . . . . . . . . . . . . . . . . .     18,656                         11,177
Deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . .    313,607                        201,270
FHLB advances  . . . . . . . . . . . . . . . . . . . . . . . . .    31,500                        116,800
Stockholders equity . . . . . . . . . . . . . . . . . . . . . .     36,383                         32,554
Book value per share . . . . . . . . . . . . . . . . . . . . . .      6.70                           5.91

ASSET QUALITY RATIOS:
Nonperforming loans as a percent of total loans                      1.17%                          0.75%
Nonperforming assets as a percent of total assets                    1.01%                          0.67%
Allowance for loan losses as a percent of total loans                1.13%                          0.78%
Allowance for loan losses as a percent of loans retained             1.38%                          1.12%
Allowance for loan losses as a percent of nonperforming loans       96.31%                        103.74%

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

                                                             Three months                        Twelve months
                                                             ended Sept 30,                     ended  Sept 30,
                                                        2003             2002               2003            2002
                                                        ----             ----               ----            ----

SELECTED OPERATING DATA:
Interest income . . . . . . . . . . . . . . . . . . . $   5,311      $   4,666          $  21,215      $   18,195
Interest expense . . . . . . . . . . . . . . . . . . .    1,726          1,975              7,739           8,150
                                                      ---------      ---------          ---------      ----------
Net interest income . . . . . . . . . . . . . . . . .     3,585          2,691             13,476          10,045
Provision for loan losses . . . . . . . . . . . . . .       406            219              1,487           1,011
                                                      ---------      ---------          ---------      ----------
Net interest income after provision for loan losses. .    3,179          2,472             11,989           9,034

Retail banking fees . . . . . . . . . . . . . . . . .       497            488              1,879           1,713
Mortgage banking revenues . . . . . . . . . . . . . .     2,338          1,285              8,524           4,560
Insurance commissions . . . . . . . . . . . . . . . .        52             45                200             189
Gain on sale of securities . . . . . . . . . . . . . .        0              0                 74              44
Other  . . . . . . . . . . . . . . . . . . . . . . . .      210            208                939             737
                                                      ---------      ---------          ---------      ----------
   Total non-interest income . . . . . . . . . . . . .    3,097          2,026             11,616           7,243

Compensation expense . . . . . . . . . . . . . . . . .    1,887          1,498              6,881           5,097
Other  . . . . . . . . . . . . . . . . . . . . . . . .    1,888          1,178              7,096           4,576
                                                      ---------      ---------          ---------      ----------
   Total non-interest expense. . . . . . . . . . . . .    3,775          2,676             13,977           9,673

Income before income taxes . . . . . . . . . . . . . .    2,501          1,822              9,628           6,604
Income taxes . . . . . . . . . . . . . . . . . . . . .    1,132            676              3,860           2,418
                                                      ---------      ---------          ---------      ----------
Net income . . . . . . . . . . . . . . . . . . . . . .$   1,369      $   1,146          $   5,768       $   4,186
                                                      =========      =========          =========       =========

PER SHARE DATA
Weighted average shares outstanding-basic             5,419,947      5,344,058          5,381,713       5,376,216
Weighted average shares outstanding-diluted           5,810,352      5,624,754          5,718,612       5,685,150
EPS-basic                                                 $0.25          $0.21              $1.07           $0.78
EPS-diluted                                               $0.24          $0.20              $1.01           $0.74
Dividends                                                 $0.06          $0.05              $0.21           $0.17

PERFORMANCE RATIOS:
Return on average assets                                  1.23%          1.39%              1.38%           1.38%
Return on average equity                                 15.36%         14.18%             16.35%          13.24%
Interest rate spread                                      3.43%          3.35%              3.34%           3.47%
Net interest margin                                       3.53%          3.56%              3.48%           3.67%


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